EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC NAMES NEW BOARD MEMBERS AT

2006 ANNUAL SHAREHOLDERS’ MEETING

ATLANTA – May 25, 2006 – HomeBanc Corp. (NYSE: HMB) held its 2006 annual shareholders’ meeting today in Atlanta. At the meeting, the Company’s shareholders elected 10 directors to serve on the Company’s board of directors for a one-year term. They are: Patrick S. Flood; Kevin D. Race; Glenn T. Austin, Jr.; Lawrence W. Hamilton; Warren Y. Jobe; Joel K. Manby; Robert C. Patton; Bonnie L. Phipps; John W. Spiegel; and James B. Witherow. Of the 10 directors elected, Patton and Witherow were newly elected to the board at the annual meeting. All others are returning directors.

Mr. Patton has been president of Gartner Consulting, a division of Gartner, Inc., since April 2004. Prior to joining Gartner Consulting, he spent 13 years in senior management positions with Cap Gemini and its predecessor companies, most recently as chief executive officer of the government solutions division. Mr. Patton holds a B.B.A. in Accounting with honors from the University of Georgia and is a graduate of the executive leadership program at the Kellogg School of Management at Northwestern University. Mr. Patton is a Certified Public Accountant in Georgia.

Reverend Witherow is an ordained minister in the Presbyterian Church (USA) serving as organizing pastor for Faith Presbyterian Church of East Parker County in Aledo, Texas and associate pastor of the First Presbyterian Church of Fort Worth, Texas since October 2003. Reverend Witherow served as President and Chief Executive Officer of First Horizon Home Loan Corporation and President and CEO of Sunbelt National Mortgage Corporation, a company acquired by First Horizon, from January 1992 until December 2000 and served as an advisor to First Horizon until July 2001. He has 28 years of experience in the mortgage banking industry with over 20 years in executive management. Reverend Witherow received his bachelor’s degree in commerce from the University of Virginia and a master’s degree in divinity from the Brite Divinity School of Texas Christian University.

“Both of our new board members bring unique gifts to the oversight of our organization, and I’m delighted to have the opportunity to work with them,” said HomeBanc Corp. Chairman and CEO Patrick S. Flood. “I’m confident their stewardship will add value to our organization.”

In addition to electing the 10 directors at today’s meeting, HomeBanc Corp. shareholders also approved the amendments to the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan and ratified the appointment of Ernst & Young LLP as HomeBanc’s independent registered public accounting firm for 2006.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corp., a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. For more information about HomeBanc Corp., HomeBanc Mortgage or the company’s mortgage products, contact HomeBanc at www.homebanc.com.

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